Exhibit 99.3

Connecticut Water Services Inc.
93 West Main Street
Clinton, Connecticut  06413-1600




November 30, 2001                                     Connecticut Water [LOGO]



Dear Shareholder:

Enclosed is a copy of our reviewed Dividend Reinvestment and Common Stock Purchase Plan Prospectus. We are sending this to you as a follow up to our October 30, 2001 letter, advising you about our new transfer agent, Registrar and Transfer Company, and also about revisions to the Plan.

For registered shareholders whose accounts are held by Registrar and Transfer
Company:
Please retain the Prospectus for future reference. If you have any questions about your account with Registrar and Transfer Company, please call them at 1-800-368-5948.

For shareholders whose accounts are held by a broker:
The Prospectus is sent to you for information only. Only registered shareholders are eligible for the Plan.

If you have any questions about the enclosed or about Connecticut Water Service, Inc., please call me at 1-800-428-3985, ext. 3015.

Many thanks for your investment in Connecticut Water Service, Inc.


Sincerely,

/s/ Michele G. DiAcri

Michele G. DiAcri
Corporate Secretary